Exhibit 5.1

March 30, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re:  MSC Industrial Direct Co., Inc.

Ladies/Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 1,000,000 shares of the Company's Class A common stock, par value $0.001 per share (the "Shares").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, and when the Shares to be issued are sold and paid for in the manner described in the Registration Statement, the Shares will have been validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP


By: /s/ Joseph L. Getraer
    ----------------------
          A Partner